UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 16, 2019

PolyOne Corporation
(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center
33587 Walker Road
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $.01 per share	POL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
On August 16, 2019, PolyOne Corporation (the “Company”), an Ohio corporation, entered into a definitive asset purchase agreement (the “Agreement”) with SK Echo Group S.à r.l., a société à responsabilité limitée governed by the laws of Luxembourg (“Purchaser”).
Pursuant to the terms of the Agreement, Purchaser has agreed to acquire the Company’s Performance Products and Solutions business segment for $775 million in cash, subject to a customary working capital adjustment.
The Agreement contains customary representations, warranties, covenants and agreements, including, among others, that each party will use reasonable best efforts to complete the transaction. The closing of the transaction is expected to occur in the fourth quarter of 2019, subject to the receipt of regulatory approvals and the satisfaction or waiver of customary closing conditions.
The Agreement contains certain termination rights for the Company and Purchaser, including the requirement that Purchaser pay a termination fee in the event the Agreement is terminated under certain conditions. Purchaser has secured committed financing, consisting of a combination of equity and debt financing.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By: /s/ Lisa K. Kunkle

Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary
Dated: August 19, 2019